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                                                                    Exhibit 10.9

                              PHARMACIA CORPORATION
                 LONG-TERM PERFORMANCE SHARE UNIT INCENTIVE PLAN

1. Plan Objective

      Pharmacia Corporation (the "Company") has established the Pharmacia Corporation Long-Term Performance Share Unit Incentive Plan (referred to as the "Plan") which is designed to encourage results-oriented actions on the part of elected officers and certain other key executives of the Company that will drive the achievement of specific business objectives. The Company desires to and hereby amends and restates the Plan.

2. Eligibility

      Management employees of the Company and its subsidiaries who are elected officers of the Company or other key executives are eligible to participate in the Plan. The Administrator (as defined in Section 3 below) shall select the elected officers and other key executives who shall participate in the Plan (the "Participants").

3. Administration

      (a) The Plan shall be administered by the Compensation Committee of the Board of Directors with respect to employees who are elected officers of the Company ("Elected Officers"), and the Plan shall be administered by the Chief Executive Officer of the Company ("CEO") with respect to all other employees. The CEO may delegate his authority to administer the Plan to an individual or committee. The term "Administrator" shall mean the Compensation Committee, as applied to Elected Officers, and the CEO or such individual or committee to which authority has been delegated, as applied to all other employees.

      (b) The Administrator shall have full power, discretion and authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants for the Plan, to determine each Participant's target award, performance goals and final award, to make all factual and other determinations in connection with the Plan, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority, discretion or power, where appropriate.

      (c) All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The Administrator's administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company and its subsidiaries, including the Participants and their respective beneficiaries.
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4. Target Awards and Performance Goals

      (a) The Administrator shall establish for each Participant a target award, which shall be expressed as phantom stock units and shall be payable if and to the extent that the Company attains the performance goals for the performance period as described below or otherwise in connection with a change in control (which shall be deemed to mean the consummation of a transaction approved by the Company's stockholders as described in Section 13(c) or (d) of the Company's 2001 Long Term Incentive Plan (hereinafter referred to as a "Change in Control"). The target award shall be equal to three times the annual incentive target amount in effect for the Participant at the beginning of the performance period under the Company's annual incentive plan applicable to the Participant, or such other amount as the Administrator determines, divided by the Company's stock price on January 2, 2002. The Company's stock price shall be determined by averaging the high and low sales prices of the Company's common stock on January 2, 2002 as reported on the New York Stock Exchange. The target award shall be expressed phantom stock units, each of which shall represent one hypothetical share of common stock of the Company.

      (b) The performance period is the three-year period beginning January 1, 2002 and ending December 31, 2004. The Administrator shall establish the performance goals for the performance period. Unless the Administrator determines otherwise, the performance goals shall be based on (i) the Company's total earnings per share growth ranking as compared to its peer group and (ii) the Company's achievement of its targeted earnings per share growth, all as set forth on Exhibit A. The Administrator may adjust the performance goals as it deems appropriate to take into account corporate transactions or other extraordinary events that occur during the performance period.

      (c) The peer group consists of the following companies:

                      American Home Products Corporation
                      Bristol-Myers Squibb Company
                      Eli Lilly and Company
                      Johnson & Johnson
                      Merck & Company, Inc.
                      Pfizer, Inc.
                      Schering-Plough Corporation

The Administrator may adjust the peer group from time to time as it deems appropriate, including the addition, deletion or replacement of companies, to take into account mergers and other changes in the companies comprising the peer group.

      (d) The Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees. Unless otherwise determined by the Administrator, the target award for a newly hired or transferred employee shall be prorated based on a fraction, the numerator of which is the number of months such Participant will participate in

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the Plan during the performance period (rounded to the nearest whole month) and the denominator of which is 36. The target award shall be equal to three times the annual incentive target amount in effect for the Participant on his or her first date of employment with the Company or on the date of transfer, as applicable, or such other amount as the Administrator determines, divided by the Company's stock price on the first date of employment with the Company or the date of transfer, as applicable. The Company's stock price shall be determined by averaging the high and low sales prices of the Company's common stock on the applicable date, as reported on the New York Stock Exchange.

5. Calculation of Incentive Awards

      (a) At the end of the performance period, the Administrator shall compute each Participant's incentive award for the performance period, which shall be the greater of the award calculated pursuant to subsection (i) or (ii) below:

            (i) The Administrator shall determine whether and to what extent the performance goals have been met for each fiscal year of the performance period, based on the Company's performance for each fiscal year, and the applicable percentage for each year, according to the matrix described on Exhibit A. The Administrator shall compute an award for each year of the performance period equal to one-third of the Participant's target award multiplied by the applicable percentage for the year according to Exhibit A. The Participant's incentive award earned for the performance period shall equal the sum of the awards earned for each of the three fiscal years of the performance period.

            (ii) The Administrator shall determine whether and to what extent the performance goals have been met for the entire three-year performance period, based on the Company's cumulative performance for the performance period. The Administrator shall then determine the percentage of the target award that is earned for the performance period based on such cumulative performance according to the matrix described on Exhibit A. For purposes of this subsection (ii), the Company's performance and the performance goals on Exhibit A shall be determined on a compounded basis for the three-year performance period.

      (b) The Administrator shall rely on the audited financial statements of the Company and its subsidiaries to determine whether and to what extent the performance goals are met.

      (c) Each Participant's incentive award will be subject to vesting as described in Section 6 below. On or around March 15, 2005, the Company shall credit each Participant's incentive award to a book account established for the Participant under the Pharmacia & Upjohn, Inc. Savings Plus Plan (the "Savings Plus Plan"). The incentive award shall be credited to the Savings Plus Plan in the form of stock units equal to the phantom stock units earned pursuant to
Section 5(a) above. All amounts credited to a Participant's book account under the Savings Plus Plan shall be administered according to the vesting provisions of Section 6 and the terms and conditions of the Savings Plus Plan. Distributions from the Participant's vested book account will be made according to the terms and conditions of the Savings Plus Plan.

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      (d) Participants must be employed on December 31, 2004 in order to be eligible for an incentive award under the Plan, except as described below or except as the Administrator may otherwise determine. Unless the Administrator determines otherwise:

            (i) Participants who die during the performance period will receive a pro-rated award, which will be calculated at the end of the performance period and will be based on the Company's performance during the entire performance period as described in subsection (a)(i) or (a)(ii) above, whichever is applicable. The pro-rated award will be the award calculated for the entire performance period, multiplied by a fraction, the numerator of which is the number of months during which the Participant participated in the Plan during the performance period before the Participant's death (rounded to the nearest whole month) and the denominator of which is 36. The Company will credit the pro-rated award to a book account established for the Participant under the Savings Plus Plan on or around March 15, 2005.

            (ii) Participants who retire after their normal retirement age (as defined below) during the performance period will receive a pro-rated award, which will be calculated at the end of the performance period and will be based on the Company's performance during the entire performance period as described in subsection (a)(i) or (a)(ii) above, whichever is applicable. Normal retirement age is age 55, or, if the Participant has at least ten years of service, age 50. The pro-rated award will be the award calculated for the entire performance period, multiplied by a fraction, the numerator of which is the number of months during which the Participant participated in the Plan during the performance period before the Participant's retirement (rounded to the nearest whole month) and the denominator of which is 36. The Company will credit the pro-rated award to a book account established for the Participant under the Savings Plus Plan on or around March 15, 2005.

            (iii) Participants who leave the Company under a Company-sponsored disability program during the performance period will receive a pro-rated award, which will be calculated at the end of the performance period and will be based on the Company's performance during the entire performance period as described in subsection (a)(i) or (a)(ii) above, whichever is applicable. The pro-rated award will be the award calculated for the entire performance period, multiplied by a fraction, the numerator of which is the number of months during which the Participant participated in the Plan during the performance period before the Participant's termination date (rounded to the nearest whole month) and the denominator of which is 36. The Company will credit the pro-rated award to a book account established for the Participant under the Savings Plus Plan on or around March 15, 2005.

            (iv) If a Change in Control of the Company occurs during the performance period, the following provisions shall apply:

                  (A) Participants who are then employed by the Company or an Affiliate (as defined below) will receive a pro-rated award. The award will first be calculated as of the date of the Change in Control based on the greater of (i) the Participant's target award or (ii) an award calculated by the Administrator based on period-to-date performance by the

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Company as of the date of the Change in Control. The pro-rated award will be the award computed pursuant to the preceding sentence multiplied by a fraction, the numerator of which is the number of months during which the Participant participated in the Plan during the performance period before the effective date of the Change in Control (rounded to the nearest whole month), and the denominator of which is 36. Participants who retired, died or were disabled during the performance period as described above shall receive pro-rated incentive awards as described in subsections (i), (ii) and (iii) above but based on the Company's performance to the date of the Change in Control. The Company will credit the pro-rated award to a book account established for the Participant under the Savings Plus Plan immediately upon the effective date of the Change in Control and such amount will be fully vested and non-forfeitable.

                  (B) If a Participant remains employed by the Company or an Affiliate for a period of two years following the Change in Control or is involuntarily terminated (which term shall be deemed to include for all purposes under this Plan, as applicable, a termination for Good Reason (as such term is defined in the Participant's employment agreement) or upon a Termination Due to Change in Control (as such term is defined in the Company's Separation Benefit Plan or Change in Control Severance Benefit Plan)) other than for cause (as defined below), within two years of a Change in Control, the Participant's award for the performance period will be increased to 200% of the Participant's target award for the performance period, if such amount is greater than the award previously calculated for the performance period pursuant to paragraph (A) above. The Company will credit any additional award amount to the book account established for the Participant under the Savings Plus Plan immediately upon the earlier of (i) the second anniversary of the Change in Control or (ii) the date the Participant's employment is involuntarily terminated without cause. Any earnings or other amounts previously credited to the Participant's account under the Savings Plus Plan with respect to the previously calculated award will remain in the Participant's account.

            (v) For purposes of this Plan, the term "Affiliate" shall have the meaning given that term in the Savings Plus Plan. The term "cause" shall have the meaning given that term, if applicable to the Participant, in the written employment agreement between the Participant and the Company or an Affiliate as in effect on the date of the Participant's termination of employment or in the Company's Change in Control Severance Benefit Plan. Otherwise, the term "cause" shall mean (i) a material breach by a Participant of the Participant's duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the part of the Participant, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or an Affiliate, and which is not remedied within 30 days after receipt of written notice from the Company or an Affiliate specifying such breach, or (ii) the Participant's conviction of a felony which is materially and demonstrably injurious to the Company or an Affiliate.

6. Vesting of Incentive Awards

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      (a) If a Participant earns an incentive award as described in Section 5 for the performance period, 25% of the incentive award will be vested as of the end of the performance period. The remaining portion of the Participant's incentive award will vest over a two-year period, as follows, if the Participant continues to be employed by the Company or an Affiliate through the applicable vesting date:

            Vesting Date      Portion of the Incentive Award that Vests
         December 31, 2005                    50%
         December 31, 2006                    25%

      (b) If a Participant retires at or after his or her normal retirement age (as described in Section 5(d)(ii)), leaves the Company under a Company-sponsored disability program or dies while employed by the Company or an Affiliate, the Participant's incentive award shall be fully vested at the end of the performance period or at the time such event occurs, whichever is later. If a Participant's employment with the Company and its Affiliates terminates for any other reason, any unvested incentive award, including all unvested earnings or other amounts credited with respect to the incentive award, shall be forfeited to the Company as of his or her termination date. A transfer of employment among the Company and its Affiliates shall not be considered a termination of employment for purposes of the Plan.

      (c) Earnings or other amounts credited with respect to a Participant's incentive award will vest pro-rata as the underlying incentive award vests. The Administrator reserves the right to accelerate vesting on a pro-rata basis or in full whenever the Administrator deems such action appropriate.

      (d) Notwithstanding the foregoing, the incentive award of each Participant who is employed by the Company or an Affiliate at the time of a Change in Control, or who retired at or after normal retirement age, died or left the Company under a Company-sponsored disability program on or before the date of the Change in Control, shall become fully vested upon a Change in Control.

7. Changes to Performance Goals and Target Awards

      At any time prior to the final determination of awards, the Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company's method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company's corporate structure or shares, or any other change of a similar nature.

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8. Amendments and Termination

      The Company may at any time amend or terminate the Plan by action of the Compensation Committee; provided that no amendment or termination may be made after a Change in Control that adversely affects Participants' benefits computed under Section 5(d) for the performance period. The Administrator shall have the right to modify the terms of the Plan as may be necessary or desirable to comply with the laws or local customs of countries in which the Company operates or has employees.

9. Miscellaneous Provisions

      (a) This Plan is not a contract between the Company and the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company or a subsidiary to terminate a Participant's employment at any time and for any or no reason. The Company is under no obligation to continue the Plan.

      (b) A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 5(d) of the Plan upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the Plan to pay awards with respect to the Participant. The Company's obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company's assets or any corporation into which the Company may be merged or consolidated.

      (c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company's obligations hereunder shall constitute a general, unsecured obligation, awards shall be paid solely out of the Company's general assets, and no Participant shall have any right to any specific assets of the Company.

      (d) All claims for benefits under this Plan shall be reviewed pursuant to the claims procedures contained in the Savings Plus Plan.

      (e) The Company shall have the right to deduct from awards or any other payments of wages any and all federal, state and local taxes or other amounts required by law to be withheld.

      (f) The Company's obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries, and other forms of compensation.

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      (g) A Participant's acceptance of benefits under the Plan shall constitute the Participant's acceptance of all terms of the Plan, including the discretionary authority of the Administrator.

      (h) The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware.

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                                    Exhibit A

           Pharmacia Corporation Performance Share Unit Incentive Plan
                                1/1/02 - 12/31/04
                           Payout as Percent of Target

Quartile    Q1      75.0%     100.0%   110.0%   125.0%   150.0%  175.0%   200.0%
Ranking     --------------------------------------------------------------------
EPS         Q2      25.0%      50.0%    75.0%   100.0%   125.0%  150.0%   175.0%
Growth      --------------------------------------------------------------------
vs. Peer    Q3       0.0%       0.0%    35.0%    50.0%    80.0%  100.0%   125.0%
Group       --------------------------------------------------------------------
            Q4       0.0%       0.0%    20.0%    35.0%    50.0%   70.0%    90.0%
            --------------------------------------------------------------------
                  5% or less      6%       7%       8%       9%     10%     11%+

                          Growth in Earnings per Share


(a) Target award is number of stock units based on 3x the annual incentive target amount at the beginning of the performance period.

(b) When computing the performance goals on a cumulative basis for the three-year period, compounded growth in EPS shall be used